Exhibit 99.1

         Ultratech Announces Resignation of President and COO


    SAN JOSE, Calif.--(BUSINESS WIRE)--Oct. 5, 2006--Ultratech, Inc. (Nasdaq: UTEK), a leading supplier of lithography and laser-processing systems used to manufacture semiconductors and nanotechnology devices, today announced that its President and Chief Operating Officer, John
E. Denzel, has resigned effective immediately to pursue other opportunities.

    Arthur W. Zafiropoulo, Chairman of the Board and Chief Executive Officer, has assumed the responsibilities previously performed by Mr. Denzel. Mr. Denzel will continue with the company for a certain period of time reporting to Mr. Zafiropoulo.

    "During the time John and I have worked together, I have come to respect him a great deal, both as a person and as a professional. His leadership and strong character have guided the organization through challenging times," Zafiropoulo said. "I am confident that John has a bright future ahead of him and, on behalf of our entire management team, I sincerely wish him well as he pursues the next chapter of his career."

    About Ultratech: Ultratech, Inc. (Nasdaq: UTEK) designs, manufactures and markets photolithography equipment used worldwide in the fabrication of semiconductor and nanotechnology devices, and has expanded its technology scope in pioneering laser processing technology for IC manufacturing. Founded in 1979, Ultratech is a market leader in gold and solder bump lithography. Its products are designed to substantially reduce the cost of ownership for manufacturers in the electronics industry. The company's home page on the World Wide Web is located at www.ultratech.com.


    CONTACT: Ultratech, Inc.
             Bruce R. Wright, 408-321-8835
             Senior Vice President & CFO
             or
             Laura Rebouche, 408-321-8835
             Vice President, Investor Relations and
             Corporate Communications
             Fax: 408-577-3379
             Email: lrebouche@ultratech.com